Ex99.Item 7

CLOUGH
CAPITAL PARTNERS, LP	FIRM POLICIES

Proxy Voting Policy

Effective Date:	June 15, 2004
Approver:	Compliance Committee
Applicability:	All Employees
Last Revised:	August 22, 2007

Policy Statement

Clough Capital will vote proxies on behalf of client accounts in a manner that ensures that the best interests of the client are taken into consideration, and in a manner that seeks to avoid conflicts of interest. Clough Capital will provide a description of its proxy voting policies and procedures to clients upon request.

I.         Overview

Proxy voting by an Adviser for client accounts is governed by Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The rule requires an Adviser that votes proxies on behalf of client accounts to adopt written policies and procedures to ensure that proxies are voted in the best interests of clients, to describe to clients how proxies will be voted on their behalf, and to disclose to clients how they can obtain information on how proxies were voted. For registered investment companies, the Investment Company Act of 1940, as amended (the “ICA”) Rule 30b1-4 requires an annual filing of the complete proxy voting record for the fund, as well as disclosure in annual reports about proxy voting policies and procedures and how an investor can receive a copy of those policies and procedures.

II.         General Rules

If an Adviser has been given authority to vote proxies on client securities, either explicitly in the investment management agreement, as is the case with Clough Capital’s separately managed accounts, or implicitly by an overall delegation of investment discretion, then the Adviser must adopt policies and procedures to ensure that those votes are done in best interests of clients. An Adviser is a fiduciary that owes each client duties of care and loyalty with respect to all services undertaken on behalf of the client, including proxy voting. The duty of care requires an Adviser to monitor corporate events and to vote proxies conscientiously; the duty of loyalty requires an Adviser to cast proxy votes in a manner consistent with the best interest of the client. Voting of proxies on

CLOUGH
CAPITAL PARTNERS, LP	FIRM POLICIES

behalf of clients raises the potential for conflicts of interest, and these potential conflicts are what the written policies and procedures must address.

III.       Specific Procedures

Rule 206(4)-6 of the Advisers Act requires any Adviser that has been given discretion by a client to exercise voting authority with respect to securities in their accounts to do the following:

•	Adopt and implement written policies and procedures that are reasonably designed to ensure that proxies on client securities are voted in the best interests of clients
•	These procedures must include how to address material conflicts that may arise between the interests of the Adviser and those of the client
•	Disclose to clients how they can obtain information about how the Adviser voted with respect to their securities
•	Describe to the client the Adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the client

Proxy voting procedures

The procedures adopted by an Adviser for voting of proxies do not have to address every possible proxy proposal, but should address general topics such as what factors will be taken into consideration when voting, what the firm’s position will be for routine matters such as changes in corporate governance, adoption or amendments to compensation plans, and matters involving social issues or corporate responsibility. Clough Capital has established procedures that outline the basic firm position on the most common proxy issues, with general guidance for other issues that may arise based on categories of topics, e.g. corporate governance issues, or social and political issues. A Proxy Voting Administrator will oversee the proxy voting process for Clough Capital client accounts. See the Proxy Voting Procedures and Proxy Voting Guidelines.

Resolving conflicts of interest

In exercising its voting discretion Clough Capital will seek to avoid any direct or indirect conflicts of interest presented by the voting decision. If any substantive matter or foreseeable result of the matter to be voted on presents a conflict or potential conflict of interest involving Clough Capital or an affiliate, or any issuer of a security for which Clough Capital or an affiliate acts as a sponsor, advisor, or manager, or any person with whom Clough Capital or an affiliate has a material contract or business relationship (all considered “Interested Parties”), Clough Capital will make a written disclosure of the conflict to the client indicating how Clough Capital proposes to vote on the matter and the reasons for doing so. If Clough Capital does not receive timely written instructions as

CLOUGH
CAPITAL PARTNERS, LP	FIRM POLICIES

to voting or not voting on the matter from the client, Clough Capital may take any of the following actions which it deems to be in the best interests of the client:

•	Engage an independent third party to determine whether and how the proxy should be voted and vote that way, or refrain from voting on the matter as determined by the third party;
•	Vote on the matter as proposed to the client if the vote is against the interests of Clough Capital or any Interested Party; or
•	Refrain from voting on the matter

Disclosing how to obtain information

Clough Capital is required under the Advisers Act to disclose to clients its proxy voting policies and procedures, to offer to send a copy of those policies and procedures to clients upon request, and to also offer to make available to clients information as to how Clough Capital has voted on each proxy. Clough Capital will make this disclosure in its Form ADV Part 2, which is provided to clients when a new investment management relationship is established and which is offered annually to all existing clients. In addition, registered investment companies managed by Clough Capital are required by the ICA to publicly disclose how proxies were voted, as well as disclose in annual and semi-annual reports how shareholders can obtain information about proxy voting. Public disclosure of proxy votes for mutual funds is accomplished through the filing of Form N-PX, Annual Report of Proxy Voting Record of Registered Management Investment Companies. Form N-PX is required to be filed by August 31st of each year for proxies voted for the past year through June 30th. This filing is done by ALPS Fund Services, with information supplied by Clough Capital. This voting record must also be available to shareholders free of charge, either by calling the fund directly on a toll-free number, or electronically via a fund website. Finally, the mutual fund registration statement (SAI for open-end funds;
N-CSR for closed-end funds) must either contain a summary of the proxy voting policies and procedures, or the actual policies and procedures themselves.

Associated Policies

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